EXHIBIT 3.4

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708 Website: secretaryofstate.biz

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       CERTIFICATE OF AMENDMENT         Filed: #C2249-94
  (Pursuant to NRS 78.385 and 78.390)   DEC 15, 2004
                                        In the office of Dean Heller,
                                        Secretary of State
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Important: Read attached Instructions before completing form.
                                              Above space is for Office use Only

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (PURSUANT TO NRS 78.385 AND 78.390 ? AFTER ISSUANCE OF STOCK)

o     Name of corporation:

      ACTIVECORE TECHNOLOGIES, INC.

o The articles have been amended as follows (provide article numbers, If available):

      Article I shall read as follows: "The name of the Corporation shall be known as ActiveCore Technologies, Inc."

      Article 3 Section (A) shall be amended to read as follows: (A) CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is Five Hundred Fifty Million (550,000,000) shares, each with a par value of $0.001 per share. Five Hundred Million (500,000,000) shares shall be
      Common Stock and Fifty Million (50,000,000) shares shall be Preferred Stock. The Board of Directors is authorized to affect the ratio of issued and outstanding Common Stock to authorized Common Stock by splitting or reverse splitting the number of outstanding common shares without shareholder approval so long as the authorized shares of common stock does not exceed Five Hundred Million (500,000,000)."

o The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:
      63.35%

o Effective date of filing (optional): November 29, 2004 (must not be later than 90 days after the certificate is filed)

o     Officer Signature (required): /s/ Brian MacDonald             chairman
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*If any proposed  amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.  See attached fee schedule.

                                  Nevada Secretary of State __ 78.385 Amend 2000
                                                            Revised on :11/03/03